EXHIBIT 99.1



             PRELIMINARY PROXY MATERIALS FOR THE INFORMATION OF THE
                       SECURITIES AND EXCHANGE COMMISSION

                         URBAN JUICE & SODA COMPANY LTD.

July 23, 1999


Dear Shareholder:

       You are cordially invited to attend an Extraordinary General Meeting of Shareholders of Urban Juice & Soda Company Ltd. ("Urban Canada"), to be held at 1356 Frances Street, Vancouver, British Columbia, on August 27, 1999, at 10:00 a.m., local time. At this meeting, you will be asked to consider a proposal to approve the Articles of Continuance ("Articles of Continuance") which relates to the continuation of Urban Canada from the province of British Columbia into the state of Wyoming. The attached information circular/prospectus describes the proposed continuation in detail. YOU ARE URGED TO READ CAREFULLY THE FULL TEXT OF THE INFORMATION CIRCULAR/PROSPECTUS.

       If the continuation is approved by the shareholders and it is effected, Urban Canada will cease to be a British Columbia company governed by the provisions of British Columbia Company Act ("BCCA") and will become a Wyoming corporation governed by the Wyoming Business Corporations Act ("WBCA"). To effect the continuation, Urban Canada will adopt and file Articles of Continuance prepared in accordance with the WBCA with the Secretary of State of Wyoming that will replace its current Memorandum and Articles (the "British Columbia Memorandum and Articles"). A copy of the proposed Articles of Continuance, may be reviewed at the offices of Urban Canada's solicitors, Catalyst Corporate Finance Lawyers, 1100-1055 West Hastings Street, Vancouver, British Columbia, V6E 2E9 at any time during normal business hours.

       It is important that you vote your shares by completing, dating and returning the accompanying proxy card, whether or not you plan to attend the Extraordinary General Meeting. Please sign, date and return the accompanying proxy card in the enclosed postage-paid envelope.

                           Sincerely,



                           Peter van Stolk
                           President,
                           Chief Executive Officer and
                           Director

                                      66